UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 31, 2013

Date of Earliest Event Reported: September 23, 2013

MEDCAREERS GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-152444	26-1580812
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

758 E Bethel School Road

Coppell, Texas 75019

(Address of principal executive offices)(Zip Code)

Registrant's telephone number, including area code: (972) 393-5892

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[__]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[__]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[__]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

Conversion of Debt:

In the period ended December 31, 2013 since the filing of our last Form 10-Q, MedCareers Group, Inc. (the “Company”) converted $275,000 of notes payable, including $39,339 of accrued interest, into common stock of the Company at amounts ranging from $0.07 to $0.10 per share. The Company has additional commitments to convert debt as we continue to clean up our balance sheet by reducing debt.

Operations:

Operationally, we continue to sign up BSN Nursing Schools looking to utilize our network as a more professional and efficient way to distribute news and information as well as Student Nursing Associations to replace outdated web sites and/or facebook pages as the preferred way to communicate to association members and grow their organization.

We have additionally upgraded our network to the Oracle CX platform which will allow for greater analytics as well as the ability to provide greater targeted marketing for advertisers as membership grows including, as example, education level, specialty and geographic location.

Our revenue has increased and we believe the foundation is in place to develop the Company to the point of positive cash flow from operations within twelve months.

Working Capital:

In December 2013, in conjunction with the commitment for an influx of capital of $240,000 over three months, we reduced the warrant option price from $0.12 to $0.05 on 2,000,000 warrants outstanding and issued an additional 2,000,000 warrants at the same price. This gives the Company the working capital it needs for the next four months.

Investment Banking:

The Company also signed an investment banking agreement with The Benchmark Company, LLC to be the Company's exclusive financial advisor.

About The Benchmark Company, LLC

The Benchmark Company is a full-service investment banking and financial advisory firm with a sales & trading platform servicing institutional clients in all major markets in the US and internationally; a team of research analysts covering companies in the Technology, Defense & Homeland Security, Media, Publishing, Broadcasting, Business Services, Consumer/Retail, and Healthcare sectors; and an investment banking team providing corporate finance and advisory services to small- and mid-sized companies. Benchmark is headquartered in New York with offices in 10 other financial centers in the US.

For more information about The Benchmark Company, LLC, visit the Company's website at http:// www.benchmarkcompany.com”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

MEDCAREERS GROUP, INC.

Date: December 31, 2013	By: /s/ Timothy Armes
Timothy Armes
Chief Executive Officer

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